Exhibit 99.1

Penn Virginia Resource Partners, L.P.
Five Radnor Corporate Center, Suite 500, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	Stephen R. Milbourne
Director - Investor Relations
Phone: 610-975-8204
E-Mail: invest@pvrpartners.com

PVR PARTNERS ANNOUNCES THIRD QUARTER RESULTS

AND INCREASES QUARTERLY CASH DISTRIBUTION

RADNOR, PA – October 25, 2011 . . . Penn Virginia Resource Partners, L.P. (NYSE: PVR) (“PVR”) today reported financial and operational results for the three months ended September 30, 2011. In addition, PVR announced an increase in its quarterly cash distribution to $0.50 per unit.

Third Quarter Results

Third quarter 2011 highlights and results, with comparisons to third quarter 2010 results, included the following:

•	EBITDA of $60.0 million as compared to $50.4 million.

•

Distributable cash flow (“DCF”), after a $6.7 million provision for replacement capital expenditures, increased by $2.8 million to $36.1 million as compared to $33.3 million. The 2011 DCF reflects PVR’s efforts to be transparent in recognizing the ongoing reserve replacement capital requirements of the business. There was no corresponding recognition of reserve replacement capital requirements for the third quarter 2010 DCF.

•	Adjusted net income of $20.5 million as compared to $18.7 million.

EBITDA, distributable cash flow, and adjusted net income are all non-GAAP measures. Reconciliations of these non-GAAP measures to GAAP reporting measures appear in the financial tables which follow.

Cash Distribution

The Board of Directors of Penn Virginia Resource GP, LLC, the general partner of PVR, declared a quarterly cash distribution of $0.50 per unit payable on November 14, 2011 to unitholders of record as of November 7, 2011. This distribution equates to an annualized rate of $2.00 per unit, and represents a 2.0% increase over the prior quarter distribution and a 6.4% increase over the third quarter of 2010.

Management Comment

“Our coal royalties business continued its strong performance during the third quarter,” said Bill Shea, CEO of PVR’s general partner. “Royalties revenue for the quarter rose more than 17% from a year ago, benefiting from healthy increases in both tons produced and the average royalty rate per ton. The Middle Fork coal properties, acquired in January, are meeting our performance expectations, and their contribution is reflected in this quarter’s excellent operating results.

“Total midstream volumes grew almost 28% from the third quarter of last year,” continued Mr. Shea, “however lower margins on our Panhandle business weighed on the segment’s quarterly results. Increased drilling activity in the Granite Wash and the resulting increase in well connects in the

PVR Announces Third Quarter 2011 Results	Page 2

Panhandle resulted in volumes in excess of available processing capacity. We had to bypass some gas volumes as a result, which reduced our margins. The purchase of the Antelope Hills processing facility in June and the recently announced expansions of that facility will add 140MMcf/d of processing capacity to our Panhandle system. This acquisition and the associated expansion projects are expected to address the current processing capacity shortfall by the end of the first quarter of 2012, and will also position us to handle expected future increases in Granite Wash production.

“In addition to the volume growth in the Panhandle, we are excited about the progress of our Marcellus midstream projects. The second phase of the Lycoming system is currently flowing gas and is expected to be fully complete in the first quarter of 2012. Additionally, another shipper has contracted to move significant additional volumes on the Lycoming system on an interruptible basis, and with the recent connection to the Tennessee interstate pipeline, our Wyoming County system is handling increased volumes.

“We are also pleased to announce another increase in our quarterly cash distribution. This increase reflects the positive results from our investments in growth projects in our midstream businesses and coal property acquisitions, as well as our confident outlook for 2012,” concluded Mr. Shea.

Coal and Natural Resource Management Segment

The coal and natural resource management segment reported third quarter 2011 results, with comparisons to third quarter 2010 results, as follows:

•	Coal royalty tons of 9.5 million tons, as compared to 8.5 million tons.

•

Coal royalties revenue of $41.0 million, or $4.32 per ton, as compared to $35.0 million, or $4.10 per ton. The Middle Fork assets that were acquired in January 2011 contributed $3.2 million in coal royalties and 0.5 million tons of coal production to third quarter 2011 results.

During the third quarter of 2011, operating income for the coal and natural resource management segment increased by $3.4 million, or 13 percent, to $29.8 million from $26.4 million in the prior year quarter. Total revenues increased by $7.1 million, or 17 percent, to $47.5 million from $40.4 million in the prior year quarter, primarily due to increased production and higher average coal royalties.

Natural Gas Midstream Segment

The natural gas midstream segment reported third quarter 2011 results, with comparisons to third quarter 2010 results, as follows:

•

Quarterly natural gas midstream system average throughput volumes of 504 million cubic feet (“MMcf”) per day, as compared to 394 MMcf per day. The growth came primarily from new business on our Panhandle systems, where volumes increased to 342 MMcf per day from 241 MMcf per day, and on the Marcellus systems, where volumes increased to 63 MMcf per day from 13 MMcf per day.

•	Midstream gross margin of $35.9 million as compared to $28.6 million.

•

Midstream gross margin, including the cash impact of midstream derivatives, of $31.2 million, as compared to $28.0 million. The $3.2 million increase was primarily due to a 28% increase in volumes, partially offset by a relative increase in lower-risk, lower margin, percent-of-proceeds and fee-based contracts as well as the impact of capacity constraints on the Panhandle systems.

PVR Announces Third Quarter 2011 Results	Page 3

Acquisition / Expansion Projects Update

Construction of Phase 2 of our Lycoming system in the Marcellus Shale is nearing completion. The first portion of Phase 2 was put into service and began flowing gas during the third quarter; a second customer has contracted for interruptible service on the system and has begun shipping volumes. The start of service for the remaining portion in Phase 2 is expected early in the first quarter of 2012. Current average daily volumes on the Lycoming system exceed 120 MMcfd.

Service on the third-party pipeline connecting our Wyoming County, Pennsylvania system to the Tennessee interstate pipeline began in mid-October. The addition of this outlet for local production gathered on our pipelines has boosted system volumes to an average daily rate of approximately 58 MMcfd.

The Antelope Hills plant acquisition, completed at the end of the second quarter, has been integrated into our Panhandle systems and the plant’s 20 MMcfd of processing capacity is fully utilized. The previously announced 60 MMcfd expansion project to that facility is currently underway and expected to be in service early in the first quarter of next year. Based on the continued strong level of drilling activity in the Panhandle area, PVR has initiated work on a second 60 MMcfd expansion to Antelope Hills. Completion of the second expansion project is anticipated by mid-year 2012 and will bring total capacity at Antelope Hills to 140 MMcfd.

Construction of the Marcellus fresh-water pipeline project (a joint venture with Aqua America) has commenced. The initial portion of the first segment of that line is expected to be completed by year-end and will provide limited water delivery service to an affiliate of Range Resources. The entire 18-mile long first segment is expected to commence regular operation during the first quarter of 2012.

Capital Investment and Resources

We spent approximately $66.9 million on internal growth projects during the third quarter of 2011, including $35.6 million in the Marcellus Shale. We expect to invest a total of $180—$200 million in internal growth capital during 2011, including approximately $120 million in the Marcellus Shale.

As of September 30, 2011, we had borrowings of $635.0 million under our $1.0 billion revolving credit facility and $13.9 million of cash and cash equivalents, with remaining borrowing capacity of $363.4 million under the revolving credit facility.

Financial Guidance for 2011

As a result of the excess volumes being bypassed in the Panhandle and forecasted derivative settlements, we have revised our 2011 guidance for EBITDA and distributable cash flow. We anticipate full year 2011 EBITDA in the range of $240 million to $250 million and full year 2011 distributable cash flow (net of maintenance and replacement capital) in the range of $135 million to $145 million. EBITDA and distributable cash flow are non-GAAP measures; reconciliations of these non-GAAP measures to GAAP reporting measures appear in the financial tables which follow. These estimates, including capital expenditure plans, are meant to provide guidance only and are subject to revision as our operating environment changes. The guidance for 2011 is based on numerous assumptions about future events and conditions and, therefore, could vary materially from actual results.

Merger Impact and Units Outstanding

The reported financial results include the impact of the merger with Penn Virginia GP Holdings, L.P., (“PVG”) completed on March 10, 2011. Because PVR’s equity-funded merger with PVG has been treated as a reverse merger for accounting purposes, the historical results reported for periods prior to

PVR Announces Third Quarter 2011 Results	Page 4

the completion of the merger are those of PVG. As a result, the diluted weighted average number of LP units outstanding increased from 38.3 million in the third quarter of 2010 to 71.2 million in the third quarter of 2011.

Third Quarter 2011 Financial and Operational Results Conference Call

A conference call and webcast during which management will discuss third quarter 2011 financial and operational results, is scheduled for Wednesday, October 26, 2011 at 11:00 a.m. ET. Prepared remarks by William H. Shea, Jr., Chief Executive Officer, and other members of company management will be followed by a question and answer period. Interested parties may participate via phone by dialing 800-860-2442 (international 412-858-4600) five to ten minutes before the scheduled start of the conference call (reference the Penn Virginia Resource Partners call), or listen via webcast by logging on to our website, www.pvrpartners.com. An on-demand replay of the webcast will be available on our website shortly after the conclusion of the call. A telephonic replay of the call will be available through November 2 by dialing 877-344-7529 (international: 412-317-0088) and using conference playback number 10005286.

******

Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a publicly traded limited partnership which owns and manages coal and natural resource properties and related assets, and owns and operates midstream natural gas gathering and processing businesses. We own approximately 900 million tons of proven coal reserves in Northern and Central Appalachia, and the Illinois and San Juan Basins; our midstream natural gas assets are located principally in Texas, Oklahoma and Pennsylvania and include more than 4,200 miles of natural gas gathering pipelines and 7 processing systems with approximately 420 million cubic feet per day of capacity. For more information about PVR, visit our website at www.pvrpartners.com.

******

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100.0%) of the Partnership’s distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.

******

This press release includes “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside the Partnership’s ability to control or predict, which could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, regulatory, economic and market conditions, the timing and success of business development efforts and other uncertainties. Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2010 and most recently filed Quarterly Reports on Form 10-Q. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS - unaudited

(dollars in thousands, except per unit data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues
Natural gas midstream	$259,710	$180,207	$722,898	$497,362
Coal royalties	40,977	34,983	124,546	98,088
Other	7,665	7,639	24,757	23,289

Total revenues	308,352	222,829	872,201	618,739

Expenses
Cost of gas purchased	223,762	151,657	613,295	415,111
Operating	15,797	11,748	43,112	32,317
General and administrative	8,755	9,029	31,700	34,367
Depreciation, depletion and amortization	22,463	18,702	65,357	54,783

Total expenses	270,777	191,136	753,464	536,578

Operating income	37,575	31,693	118,737	82,161
Other income (expense)
Interest expense	(10,528)	(10,639)	(33,806)	(25,368)
Derivatives	8,690	(11,020)	(6,289)	(11,514)
Interest income and other	120	111	384	654

Net income	$35,857	$10,145	$79,026	$45,933
Net loss (income) attributable to noncontrolling interests (pre-merger)	—	(2,864)	664	(18,671)

Net income attributable to Penn Virginia Resource Partners’, L.P.	$35,857	$7,281	$79,690	$27,262

Basic and diluted net income per limited partner unit	$0.50	$0.19	$1.26	$0.71
Weighted average units outstanding, basic and diluted (in thousands)	71,197	38,293	63,019	38,293
Other data:
Coal and natural resource management segment:
Coal royalty tons (in thousands)	9,479	8,530	29,501	25,645
Average coal royalties ($ per ton)	$4.32	$4.10	$4.22	$3.82
Natural gas midstream segment:
Daily throughput volumes (MMcfd)	504	394	462	341
Gross margin (in thousands)	$35,948	$28,550	$109,603	$82,251

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CONDENSED CONSOLIDATED BALANCE SHEETS - unaudited

(in thousands)

	September 30, 2011	December 31, 2010
Assets
Cash and cash equivalents	$13,908	$15,964
Accounts receivable	116,538	97,787
Other current assets	6,830	5,900

Total current assets	137,276	119,651
Property, plant and equipment, net	1,171,370	971,046
Other long-term assets	202,014	213,508

Total assets	$1,510,660	$1,304,205

Liabilities and Partners’ Capital
Accounts payable and accrued liabilities	$118,102	$103,845
Deferred income	3,876	4,360
Derivative liabilities	11,527	19,516

Total current liabilities	133,505	127,721
Derivative liabilities	1,255	5,107
Other long-term liabilities	31,038	28,727
Senior notes	300,000	300,000
Revolving credit facility	635,000	408,000
Partners’ capital	409,862	434,650

Total liabilities and partners’ capital	$1,510,660	$1,304,205

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Cash flows from operating activities
Net income	$35,857	$10,145	$79,026	$45,933
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	22,463	18,702	65,357	54,783
Commodity derivative contracts:
Total derivative losses (gains) included in net income	(8,690)	11,020	6,289	12,604
Cash payments to settle derivatives for the period	(6,699)	(2,435)	(19,477)	(6,493)
Non-cash interest expense	1,040	1,633	4,735	4,243
Non-cash unit-based compensation	966	137	2,805	6,024
Equity earnings, net of distributions received	2,818	110	4,635	2,500
Other	(127)	(108)	(909)	(722)
Changes in operating assets and liabilities	2,329	11,235	(153)	21,959

Net cash provided by operating activities	49,957	50,439	142,308	140,831

Cash flows from investing activities
Acquisitions, net of cash acquired	(95)	(6)	(122,135)	(17,870)
Additions to property, plant and equipment	(67,000)	(33,240)	(141,796)	(57,973)
Other	347	315	2,558	985

Net cash used in investing activities	(66,748)	(32,931)	(261,373)	(74,858)

Cash flows from financing activities
Distributions to partners	(34,887)	(30,619)	(99,696)	(91,403)
Proceeds from issuance of senior notes	—	—	—	300,000
Proceeds from (repayments of) borrowings, net	55,000	18,510	227,000	(255,100)
Purchase of PVR limited partner units	—	—	—	(1,092)
Cash paid for debt issuance costs	—	(10,430)	(3,675)	(19,177)
Cash paid for merger	(16)	—	(6,620)	—

Net cash provided by (used in) financing activities	20,097	(22,539)	117,009	(66,772)

Net increase (decrease) in cash and cash equivalents	3,306	(5,031)	(2,056)	(799)
Cash and cash equivalents - beginning of period	10,602	23,546	15,964	19,314

Cash and cash equivalents - end of period	$13,908	$18,515	$13,908	$18,515

PENN VIRGINIA RESOURCE PARTNERS, L.P.

CERTAIN NON-GAAP FINANCIAL MEASURES - unaudited

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,		Guidance Range
	2011	2010	2011	2010	Full Year 2011
Reconciliation of GAAP “Operating Income” to Non-GAAP “EBITDA”
Operating income	$37,575	$31,693	$118,737	$82,161	$155,000	—	$162,000
Depreciation, depletion and amortization	22,463	18,702	65,357	54,783	85,000	—	88,000

EBITDA (a)	$60,038	$50,395	$184,094	$136,944	$240,000	—	$250,000

Reconciliation of GAAP “Net income” to Non-GAAP “Distributable cash flow”
Net income	$35,857	$10,145	$79,026	$45,933	$95,000	—	$105,000
Depreciation, depletion and amortization	22,463	18,702	65,357	54,783	85,000	—	88,000
Commodity derivative contracts:
Derivative losses (gains) included in net income	(8,690)	11,020	6,289	12,604	11,000	—	15,000
Cash payments to settle derivatives for the period	(6,699)	(2,435)	(19,477)	(6,493)	(23,000)	—	(28,000)
Equity earnings from joint ventures, net of distributions	2,818	110	4,635	2,500	7,000	—	8,000
Maintenance capital expenditures	(2,884)	(4,246)	(8,532)	(10,357)	(13,000)	—	(16,000)
Replacement capital expenditures	(6,725)	—	(20,175)	—	(27,000)	—	(27,000)

Distributable cash flow (b)	$36,140	$33,296	$107,123	$98,970	$135,000	—	$145,000

Distribution to Partners:
PVG limited partners	$—	$15,239	$15,239	$45,326
PVR limited partners (c)	34,777	15,347	84,188	45,671
PVR phantom units (d)	110	33	269	406

Total cash distribution paid during period	$34,887	$30,619	$99,696	$91,403

Reconciliation of GAAP “Net income” to Non-GAAP “Net income as adjusted”
Net income	$35,857	$10,145	$79,026	$45,933
Adjustments for derivatives:
Derivative losses (gains) included in net income	(8,690)	11,020	6,289	12,604
Cash payments to settle derivatives for the period	(6,699)	(2,435)	(19,477)	(6,493)

Net income, as adjusted (e)	$20,468	$18,730	$65,838	$52,044

(a)	EBITDA, or earnings before interest, tax and depreciation, depletion and amortization (“DD&A”), represents operating income plus DD&A, plus impairments. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the coal and natural gas midstream industries. We use this information for comparative purposes within the industry. EBITDA is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income.
(b)	Distributable cash flow represents net income plus DD&A, plus impairments, plus (minus) derivative losses (gains) included in net income, plus (minus) cash received (paid) for derivative settlements, minus equity earnings in joint ventures, plus cash distributions from joint ventures, minus maintenance capital expenditures, minus replacement capital expenditures. Distributable cash flow is a significant liquidity metric which is an indicator of our ability to generate cash flows at a level that can sustain or support the quarterly cash distributions paid to our partners. Distributable cash flow is also the quantitative standard used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of publicly traded partnerships. Distributable cash flow is presented because we believe it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows, as a measure of liquidity or as an alternative to net income.
(c)	PVR limited partner unit distributions represent distributions paid to public unitholders and not units owned by PVG prior to the Merger.
(d)	Phantom unit grants were made under our long-term incentive plan. Service based phantom units receive nonforfeitable distribution rights; thus, we have presented distributions paid to phantom unit holders in our total distributions paid to Partners.
(e)	Net income, as adjusted, represents net income adjusted to exclude the effects of non-cash changes in the fair value of derivatives and impairments. We believe this presentation is commonly used by investors and professional research analysts in the valuation, comparison, rating and investment recommendations of companies in the natural gas midstream industry. We use this information for comparative purposes within the industry. Net income, as adjusted, is not a measure of financial performance under GAAP and should not be considered as a measure of liquidity or as an alternative to net income.

PENN VIRGINIA RESOURCE PARTNERS, L.P.

QUARTERLY SEGMENT INFORMATION - unaudited

(in thousands)

	Coal and Natural Resource Management
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues
Coal royalties	$40,977	$34,983	$124,546	$98,088
Coal services	2,151	1,975	6,739	5,976
Timber	1,457	1,437	3,834	4,488
Oil and gas royalties	1,234	631	3,016	2,000
Other	1,637	1,382	6,294	3,998

Total revenues	47,456	40,408	144,429	114,550

Expenses
Operating	4,282	2,908	11,815	7,670
General and administrative	3,771	3,686	14,151	13,219
Depreciation, depletion and amortization	9,572	7,440	27,978	22,145

Total expenses	17,625	14,034	53,944	43,034

Operating income	$29,831	$26,374	$90,485	$71,516

Additions to property, plant and equipment and acquisitions	$190	$169	$110,898	$18,283

	Natural Gas Midstream
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues
Natural gas midstream	$259,710	$180,207	$722,898	$497,362
Other	1,186	2,214	4,874	6,827

Total revenues	260,896	182,421	727,772	504,189

Expenses
Cost of gas purchased	223,762	151,657	613,295	415,111
Operating	11,515	8,840	31,297	24,647
General and administrative	4,984	4,706	17,549	18,357
Depreciation, depletion and amortization	12,891	11,262	37,379	32,638

Total expenses	253,152	176,465	699,520	490,753

Operating income	$7,744	$5,956	$28,252	$13,436

Additions to property, plant and equipment and acquisitions	$66,905	$33,077	$153,033	$57,560

PENN VIRGINIA RESOURCE PARTNERS, L.P.

DERIVATIVE CONTRACT SUMMARY - unaudited

As of September 30, 2011

	Average Volume Per Day
			Swap		Weighted Average Price
			Price		Put (a)	Call (b)
NGL - natural gasoline collar	(gallons	)			(per gallon)
Fourth quarter 2011	95,000				$1.568	$1.942
NGL - natural gasoline collar	(gallons	)			(per gallon)
First quarter 2012 through fourth quarter 2012	54,000				$1.75	$2.02
Crude oil collar	(barrels	)			(per barrel)
Fourth quarter 2011	400				$75.00	$98.50
Crude swap	(barrels	)	(per barrel	)
First quarter 2012 through fourth quarter 2012	600		$88.62
Natural gas purchase swap	(MMBtu	)	(MMBtu	)
Fourth quarter 2011	6,500		$5.796
Natural gas purchase swap	(MMBtu	)	(MMBtu	)
First quarter 2012 through fourth quarter 2012	4,000		$5.195

We estimate that, excluding the derivative positions described above, for every $1.00 MMBtu increase or decrease in the natural gas price, natural gas midstream gross margin and operating income for the remainder of 2011 would decrease or increase by approximately $3.4 million. In addition, we estimate that for every $5.00 per barrel increase or decrease in the crude oil price, our natural gas midstream gross margin and operating income for the remainder 2011 would increase or decrease by approximately $0.1 million. This assumes that crude oil prices, natural gas prices and inlet volumes remain constant at anticipated levels. These estimated changes in gross margin and operating income exclude potential cash receipts or payments in settling these derivative positions.

(a) - Purchased put/floor.

(b) - Sold call/ceiling.